Exhibit 99.1

FICO Announces Chief Financial Officer Transition

Company reiterates fiscal year 2023 guidance with adjustment for Siron transition.

Veteran FICO financial executive Steve Weber appointed interim CFO.

BOZEMAN, MT — January 9, 2023 — Global analytics software company FICO announced today that Steve Weber has been appointed the company’s interim chief financial officer. Weber succeeds Michael McLaughlin, who has held the post since August 2019, and is leaving effective January 13 for a new professional opportunity at an enterprise software company. FICO will retain a leading global executive search firm to recruit a permanent CFO.

Weber joined FICO in 2003, and currently serves as the company’s vice president – treasurer, tax and investor relations. During his nearly 20-year career at FICO, he has served as head of FP&A and has led several public bond issuances, managed syndicated bank lending, stewarded due diligence and integration for mergers and acquisitions and guided strategic financial planning.

“Steve is an accomplished executive with a track record of solid performance across all the major finance, accounting and investor relations functions at FICO,” said Will Lansing, FICO’s chief executive officer. “Steve has earned the respect and confidence of the investor community over many years. His knowledge of FICO’s business and nearly two decades of experience across related functions, coupled with our deep bench of talented finance leaders, will support the continued execution of our financial priorities as we conduct a search for our next CFO.

I would also like to thank Mike for his leadership and stewardship over the past three years. We wish him well in his next role.

In fiscal year 2022, FICO reported record revenues, GAAP net income, free cash flow and market capitalization and we remain confident in our outlook.”

The company will release its results for the first quarter of fiscal 2023 in late January. FICO is reiterating its previously issued guidance for fiscal 2023, which was provided on November 9, 2022, adjusted for the transition of its Siron compliance solutions to partner IMTF, as announced on November 15, 2022.

	Original Fiscal 2023 Guidance	Adjustment for Siron Compliance Transition		Updated Fiscal 2023 Guidance
Revenues	$1.475 billion	($0.012 billion	)	$1.463 billion
GAAP Net Income	$401 million	—		$401 million
GAAP EPS	$16.00	—		$16.00
Non GAAP Net Income	$487 million	—		$487 million
Non GAAP EPS	$19.42	—		$19.42

The Non-GAAP financial measures are described in the financial table below captioned “Reconciliation of Non-GAAP Guidance.”

About FICO

FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds 208 active US and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, telecommunications, health care, retail, transportation and supply chain, and many other industries. Using FICO solutions, businesses in nearly 120 countries do everything from protecting 2.6 billion payment cards from fraud, to helping people get credit, to ensuring that millions of airplanes and rental cars are in the right place at the right time.

Learn more at http://www.fico.com.

Join the conversation at https://twitter.com/fico & http://www.fico.com/en/blogs/.

For FICO news and media resources, visit www.fico.com/news.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of COVID-19 on macroeconomic conditions and FICO’s business, operations and personnel, the success of the Company’s business strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, the effects of, and any changes in, laws and regulations applicable to the Company’s business or its customers, the failure to protect data privacy and security, the failure to realize the anticipated benefits of any acquisitions, or divestitures, and material adverse developments in global economic conditions or in the markets we serve. Additional information on these risks and uncertainties and other factors that could affect FICO’s future results are described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2022 and its subsequent filings with the SEC. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. FICO disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

FICO Media:	FICO Investors/Analysts:
Julie Huang press@fico.com +1 (925) 405-7803	Steven Weber +1 800-213-5542 investor@fico.com

FAIR ISAAC CORPORATION

RECONCILIATION OF NON-GAAP GUIDANCE

(In millions, except per share data)

(Unaudited)

	Fiscal 2023 Guidance	Updated Fiscal 2023 Guidance
GAAP net income	$401	$401
Amortization of intangible assets	1	1
Share-based compensation expense	120	120
Income tax adjustments	(30)	(30)
Excess tax benefit	(5)	(5)
Non-GAAP net income	$487	$487
GAAP diluted earnings per share	$16.00	$16.00
Amortization of intangible assets	0.04	0.04
Share-based compensation expense	4.78	4.78
Income tax adjustments	(1.21)	(1.21)
Excess tax benefit	(0.20)	(0.20)
Non-GAAP diluted earnings per share	$19.42	$19.42

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the non-GAAP financial measures, non-GAAP net income and non-GAAP EPS. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.